UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 6, 2021
___________
VIPER ENERGY PARTNERS LP
(Exact Name of Registrant as Specified in Charter)

DE		001-36505	46-5001985
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification Number)
500 West Texas
Suite 1200
Midland,	TX		79701
(Address of principal executive offices)			(Zip code)
(432) 221-7400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	VNOM	The Nasdaq Stock Market LLC
(NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 6, 2021, Viper Energy Partners LP (“Viper”) and its subsidiary Viper Energy Partners LLC (“Viper OpCo”) entered into a definitive purchase and sale agreement (the “Purchase and Sale Agreement”) with Swallowtail Royalties LLC and Swallowtail Royalties II LLC (collectively, the “Swallowtail Entities” or the “Seller”), providing for an acquisition by Viper and Viper OpCo of certain mineral and royalty interests from the Seller in exchange for 15.25 million common units representing limited partnership interests in Viper (the “Common Unit Consideration”) and $225 million in cash (the “Cash Consideration”), subject to customary purchase price adjustments (the “Pending Acquisition”). The Purchase and Sale Agreement provides that at closing of the Pending Acquisition (“Closing”), a portion of the assets to be acquired by Viper for the Common Unit Consideration will be immediately contributed by Viper to Viper OpCo in exchange for an equivalent number of units representing limited liability company interests in Viper OpCo. The Pending Acquisition will have an effective date of August 1, 2021 and is expected to close by early fourth quarter of 2021, subject to the completion of due diligence and the satisfaction of customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Cash Consideration is expected to be funded through a combination of cash on hand and borrowings under Viper OpCo’s revolving credit facility.

The assets being acquired in the Pending Acquisition represent 2,302 net royalty acres primarily in the Northern Midland Basin, approximately 65% of which are operated by Viper’s parent Diamondback Energy, Inc. (“Diamondback”). The Swallowtail Entities are controlled by The Blackstone Group Inc. (“Blackstone”), which beneficially owns approximately 5.9% of Diamondback’s outstanding common stock. Diamondback acquired approximately 32,500 net acres in the Northern Midland Basin and certain related oil and gas assets from Guidon Operating LLC (“Guidon”) and certain other Blackstone affiliates in exchange for 10.68 million shares of Diamondback’s common stock and $375 million in cash in February 2021.

Assuming no adjustments to the Common Unit Consideration, at Closing, the Seller would receive 15.25 million common units representing the Common Unit Consideration (the “Common Units”), which will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering.

As a condition to Closing, Viper will be obligated to enter into a registration rights agreement with the Seller, pursuant to which the Seller will receive certain demand and piggyback registration rights with respect to the Common Units and Viper will file with the Securities and Exchange Commission, within 15 days following Closing, a shelf registration statement registering for resale the Common Units, cause such shelf registration statement to be declared effective promptly thereafter and cause the Common Units to be listed on the Nasdaq Global Select Market. Viper will bear all registration, offering and listing expenses relating to the Common Units and the exercise by the Seller of such registration rights, except that the Seller will be obligated to pay all underwriting fees, discounts and commissions, placement fees of the underwriters, broker commissions and any transfer taxes and certain fees and expenses of counsel for the Seller.

The Purchase and Sale Agreement contains customary representation and warranties, covenants and indemnification provisions of the parties.

The preceding summary of the Purchase and Sale Agreement is qualified in its entirety by reference to the full text of the Purchase and Sale Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with respect to the Common Unit Consideration is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On August 9, 2021, Viper issued a press release announcing the Pending Acquisition. A copy of the press release for the Pending Acquisition is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Number	Description
2.1*#
Purchase and Sale Agreement dated August 6, 2021, by and among Swallowtail Royalties LLC, Swallowtail Royalties II LLC (collectively, as seller), Viper Energy Partners LLC (as buyer) and Viper Energy Partners LP (as parent, and collectively with Viper Energy Partners LLC, as buyer parties).

99.1**	Press release dated August 9, 2021, entitled "Viper Energy Partners, LP, a subsidiary of Diamondback Energy, Inc., Announces Midland Basin Acquisition."
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*	Filed herewith.
**	Furnished herewith.
#	Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIPER ENERGY PARTNERS LP

		By:	Viper Energy Partners GP LLC, its general partner
Date:	August 12, 2021

		By:	/s/ Teresa L. Dick
		Name:	Teresa L. Dick
		Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary